NSCC Master Form
(Plan Only)

Exhibit 24(b)(8.56)

DFA INVESTMENT DIMENSIONS GROUP INC.
DIMENSIONAL INVESTMENT GROUP INC.
ADMINISTRATIVE SERVICE AGREEMENT

This Agreement dated as of July 9, 2008 is between ING Financial Advisers, LLC (“ING Financial”), ING Life Insurance and Annuity Company (“ING Life”) (together with ING Financial, the “Sub-Administrator”), and DFA Investment Dimensions Group Inc. and Dimensional Investment Group Inc. (either, “Company”), each on behalf of certain of its portfolios as listed on Schedule B hereto, as amended from time to time by the Company in its sole discretion (each, a “Fund”).

WHEREAS, the Company represents that each Fund is advised by Dimensional Fund Advisors L.P. (“Dimensional”), and Fund shares (the “Shares”) are distributed by DFA Securities Inc. (“DFAS”) and recorded by the Fund’s transfer agent; and

WHEREAS, DFAS is a member of the National Securities Clearing Corporation (“NSCC”) on behalf of the Funds; and

WHEREAS, ING Life is a life insurance company that issues variable annuity contracts to, and/or provides various recordkeeping and other administrative services to, certain plans under Sections 401, 403(b), 457 or 408 of the Internal Revenue Code of 1986, as amended (“Tax Code”), certain nonqualified deferred compensation arrangements, and custodial accounts under Sections 403(b)(7) or 408 of the Tax Code (collectively, “Plans”); and

WHEREAS, such Plans may invest in the Funds directly, or alternatively, certain of such Plans may invest in the Funds indirectly through variable annuity contracts and funding agreements issued by ING Life (the “Contracts”) by providing the Sub-Administrator with instructions to effect transactions for each of their accounts (the “Accounts”); and

WHEREAS, ING Life has established separate accounts for all of its Variable Annuity and Variable Life Accounts and may establish such other separate accounts as may be set forth in Schedule D attached hereto (the “Separate Accounts”) to serve as an investment vehicle for the Contracts; and

WHEREAS, the Sub-Administrator may act on behalf of the Plans (for the benefit of their participants) on the instruction of certain registered investment advisers (the “Advisers”), third party administrators (“TPAs”) or other servicing agents in each case authorized to act for such Accounts (such Adviser, TPA or other agent, each, a “Servicing Agent”); and

WHEREAS, the Sub-Administrator or its authorized agent or designee is a member of the NSCC; and

WHEREAS, the Sub-Administrator and the Fund desire that the transmission and acceptance of electronic instructions for the purchase and redemption of the Shares be facilitated through one or more master accounts (“Fund Accounts”) with the Fund or its designated transfer agent established by the Sub-Administrator, in the Sub-Administrator’s own name or its nominee name on the NSCC system; and

WHEREAS, the Fund has the power and authority to appoint qualified entities to provide administrative services to the Fund; and

WHEREAS, the Fund desires the Sub-Administrator to provide to the Fund Accounts certain administrative services listed on Schedule A hereto (“Administrative Services”) and the Sub-Administrator is willing and able to furnish such Administrative Services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

Article 1.          Terms of Appointment

Section 1.1       Subject to the terms and conditions set forth in this Agreement and the Schedules attached hereto and made a part hereof, the Company, on behalf of the Fund, hereby appoints the Sub-Administrator to act as, and the Sub-Administrator agrees to act as, its administrative service agent with respect to Shares purchased and held by the Plans (each, an “Accountholder”).

Section 1.2       The Sub-Administrator shall maintain, on behalf of the Accountholders, one or more Fund Accounts with the Fund or its designated transfer agent for use on the NSCC system.  Unless the Company agrees otherwise in writing, new Fund Account applications must be submitted by the Sub-Administrator to and accepted by the Fund and not through the NSCC’s automated account opening procedures. The Fund Accounts shall be held by the Sub-Administrator on behalf of the Accountholders, in the name of the Sub-Administrator or a nominee name of the Sub-Administrator.  The Administrative Services provided by the Sub-Administrator on behalf of the Accountholders shall not be the responsibility of the Fund, the Fund’s transfer agent, Dimensional, or DFAS.

The parties agree that, with respect to each Fund, a single omnibus Fund Account held in the name of the nominee shall be maintained for those Plan assets directed for investment directly in the Fund, and a single omnibus Fund Account held in the name of ING Life shall be maintained for those Plan assets directed for investment in the Fund through the Contracts.  ING Life as issuer of the Contracts or as service provider to the Plans shall facilitate purchase and sale transactions with respect to the Accounts in accordance with this Agreement.

Section 1.3       The Sub-Administrator agrees to perform the Administrative Services with respect to the Accounts that make up the Fund Accounts.  The Sub-Administrator may delegate its duties hereunder to one or more qualified entities to provide any of the Administrative Services, provided that Sub-Administrator remains fully responsible for the performance of this Agreement in accordance with its terms.

The Sub-Administrator represents that it and/or any of its agents or designees required to be members of the NSCC in order to provide the services to be provided by them hereunder are members of the NSCC and agrees that the terms and conditions of NSCC membership shall be incorporated herein and the parties hereto shall act according to their duties as NSCC members and the procedures established by the NSCC, specifically, with respect to the transmission and acceptance of electronic instructions for the purchase and redemption of Shares through the NSCC system.  Further, the Sub-Administrator, for itself and its agents and designees, agrees to the terms and conditions contained in this Agreement relating to Shares.

Section 1.4       The parties hereto agree that the Administrative Services are shareholder administrative services and are not investment advisory or distribution related services.

Section 1.5       Each party shall maintain and preserve all records as required by law to be maintained and preserved in connection with the provision of the services contemplated hereunder. Upon the request of an authorized representative of a party hereto, which request must be in writing, the other party(ies) shall provide copies of all records as may be necessary to (i) monitor and review the performance of the other party's activities; (ii) assist the parties in resolving disputes, reconciling records or responding to an auditor's inquires; (iii) comply with any request of a governmental body or self‑regulatory organization; (iv) verify compliance by a party with the terms of this Agreement; (v) make required regulatory reports; and (vi) perform general customer service.

Section 1.6       In addition to the Administrative Services, the Sub-Administrator hereby agrees to the terms of, and shall perform (or shall cause its affiliates, including ING National Trust, to perform) such other duties and functions as are reflected in Schedule A and the Rule 22c-2 Agreement signed by the necessary parties attached hereto as Schedule C, as amended from time to time.

Section 1.7       The Sub-Administrator's performance of the Administrative Services, including without limitation the purchase and redemption of Shares in the Fund, will be subject to the terms and conditions set forth in the Fund's then current prospectus and statement of additional information.

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Article 2.             Representations and Warranties of the Company, the Funds, and DFAS

The Company, on behalf of the Funds represents and warrants to the Sub-Administrator that the following are true and will remain true throughout the term of this Agreement:

(a) DFAS is a member of NSCC;

(b) it is a corporation duly organized and existing and in good standing under the laws of the State of Maryland;

(c) it is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

(d) it is authorized to enter into and perform this Agreement on behalf of the Fund, and the performance of the Company's or the Fund's obligations hereunder does not and will not violate or conflict with any governing documents or agreements of trust with respect to the Company or the Fund or any applicable law;

(e) it, on behalf of the Fund, will deliver to the Sub-Administrator evidence of such authorization as the Sub-Administrator may reasonably require, whether by way of certified resolution or otherwise; and

(f) neither it nor the Fund shall, without the written consent of the Sub-Administrator, make representations concerning the Sub-Administrator or its affiliates.

Article 3.          Representations, Warranties and Covenants of the Sub-Administrator

The Sub-Administrator represents, warrants and covenants to the Company, on behalf of the Fund, that the following are true and will remain true throughout the term of this Agreement:

(a) it is a member of NSCC;

(b) it is a corporation duly organized and existing in good standing under the laws of its state of organization or incorporation;

(c) ING Financial is a broker/dealer registered pursuant to Section 15 of the 1934 Act;

(d) ING Life is a life insurance company organized under the laws of the State of Connecticut;

(e) with respect to Plans that invest in the Funds indirectly through the Contracts, ING Life represents that each of the Separate Accounts is a separate account under Connecticut insurance law and that ING Life has registered or will register each of the Separate Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the 1940 Act, to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by ING Life to a Separate Account for investment in the shares of one or more specified open-end management investment companies available through that Separate Account as underlying investment vehicles. Selection of a particular investment management company and changes therein from time to time are made by the contract owner or participant, as applicable, under a particular Contract;

(f) it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement; the performance of its obligations hereunder does not and will not violate or conflict with any governing document or agreements of the Sub-Administrator or any applicable law; and when executed and delivered, this Agreement shall constitute a valid, legal and binding obligation of the Sub-Administrator, enforceable in accordance with its terms;

(g) it will deliver to the Fund evidence of such authorization as Dimensional may reasonably require, whether by way of certified resolution or otherwise;

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(h) neither it nor its agents or designees shall, without the written consent of Dimensional, make representations concerning the Company, or the Fund or its Shares, or DFAS or Dimensional, except those contained in the then current prospectuses, statements of additional information, and current sales literature approved by the Fund;

(i) it (i) has implemented policies and procedures that provide reasonable assurance that orders with respect to Shares are processed in accordance with this Agreement, the Fund’s current prospectus and Rule 22c-1 of the 1940 Act, and such procedures prevent or detect, on a timely basis, instances of noncompliance with the procedures for the processing of orders for Shares in accordance with this Agreement, the Fund’s prospectus and Rule 22c-1 of the 1940 Act; and (ii) will promptly notify the Company if the Sub-Administrator believes, or has knowledge that, the Sub-Administrator’s policies and procedures are inadequate for the purposes of this Section;

(j) it (or its affiliates, as applicable) will cooperate with the Company and the Funds in providing information as provided in and will assist the Company and the Funds in preventing possible market timing and other trading activities in violation of the Funds’ policies and procedures, including without limitation restricting or prohibiting further purchases or exchanges of Shares as provided the Rule 22c-2 Agreement in Schedule C hereto;

(k) it will only process transactions with respect to Shares of the Funds based upon instructions received from an Accountholder, a Plan participant or another authorized party in accordance with each Plan’s documents; and

(l) Sub-Administrator acknowledges and agrees that the Funds do not intend to satisfy, and that an investment in a Fund does not satisfy, the diversification requirements applicable to variable annuity contracts, which are based on a segregated asset account under the Tax Code, including, without limitation, Section 817(h) of the Tax Code and the applicable Treasury regulations promulgated thereunder.  A variable annuity contract based on a segregated asset account will not be permitted under the Tax Code to look-through to the underlying assets of a Fund in determining whether the segregated asset account is adequately diversified. The Company makes no representation, warranty or covenant to the Plans, participants, Sub-Administrator, Separate Accounts or any other party as to the suitability of the Funds as an investment that satisfies the diversification requirements applicable to variable contracts under the Tax Code.

Article 4.          Agency

The Company, on behalf of the Fund, appoints the Sub-Administrator as the Fund's agent for the limited purpose of accepting, processing and transmitting orders for the purchase and redemption of Shares of the Fund by the Sub-Administrator on behalf of each Account and providing the Administrative Services described in Schedule A, as amended from time to time. The Sub-Administrator will not hold itself out to the public as a distributor for the Fund nor engage in any other activities for the Fund.

Article 5.          Expenses

The Fund shall provide the Sub-Administrator with a quantity of prospectuses, statements of additional information (in either electronic or paper form, as the Fund, in its sole discretion, deems appropriate), financial statements and other reports or notices to shareholders to be used in connection with this Agreement as the Fund deems to be legally sufficient. The Sub-Administrator shall bear none of the expenses or the costs of registration of the Shares, preparation and filing of prospectuses, proxy materials and reports or the preparation of any other related statements and notices. Any expense of printing and distributing to the Sub-Administrator prospectuses, statements of additional information, financial statements and other reports or notices to shareholders shall be paid by the Fund or Dimensional, as appropriate. The Sub-Administrator shall pay the cost of distributing such materials to the Plans, Investors, or Servicing Agents as applicable, as set forth in Schedule A of the Agreement.

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Article 6.          Standard of Care

The Sub-Administrator shall be responsible for the performance of only such duties as are set forth herein. The Sub-Administrator will use due diligence and reasonable care in providing all services under this Agreement and will act in a timely manner and in good faith to assure the accuracy and completeness of the services to be performed under this Agreement.  The Sub-Administrator shall be responsible for its own negligent actions or omissions, misfeasance, bad faith or disregard of its duties.

Article 7.          Indemnification

Section 7.1       The Sub-Administrator agrees to indemnify and hold harmless the Fund, the Company, Dimensional and DFAS, and each of its respective directors, officers, employees, representatives, designees, agents and each person, if any, who controls such entities within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) (collectively, “Fund Indemnitees”) against any actual losses (excluding consequential or special damages), lawsuits, claims, damages or liabilities, including legal fees (collectively, “Loss”) to which an Indemnitee may become subject insofar as such Loss arises out of: (i) the Sub-Administrator's failure to comply with the terms of this Agreement or the falsity of or breach of any representation, warranty or covenant made by the Sub-Administrator; (ii) the Sub-Administrator's disregard of its duties, negligence, misfeasance or bad faith conduct or that of its employees, agents, designees or contractors in connection herewith; or (iii) the Sub-Administrator's failure to provide necessary information or directions on a timely basis as requested by the Fund Indemnitees; provided, however, that the Sub-Administrator will not be liable for indemnification hereunder of any Fund Indemnitee to the extent that any Loss results from the negligence or willful misconduct of such Fund Indemnitee.

Section 7.2       The Company, on behalf of the Fund, agrees to indemnify and hold harmless the Sub-Administrator and its directors, officers, employees, representatives, designees, agents and each person, if any, who controls the Sub-Administrator within the meaning of the Securities Act (collectively, “Sub-Administrator Indemnitees”), against any Loss to which an Indemnitee may become subject insofar as such Loss arises out of: (i) the Company or the Fund's failure to comply with the terms of this Agreement or falsity of or breach of any representation, warranty or covenant made by the Company or the Fund; (ii) the Company's or the Fund's negligence, misfeasance or bad faith conduct or that of its employees or agents in connection herewith; or (iii) the Company's or the Fund's failure to provide necessary information or directions on a timely basis as requested by the Sub-Administrator; provided, however, that neither the Company nor the Fund will be liable for indemnification hereunder of any Sub-Administrator Indemnitee to the extent that any Loss results from the negligence or willful misconduct of such Sub-Administrator Indemnitee.

Section 7.3       Promptly after receipt by any indemnitee under this Article 7 of notice of the commencement of a claim or action that may be covered hereunder (“Claim”), the indemnitee shall notify either the Sub-Administrator or the Company or the Fund, as applicable, whichever is the indemnitor, of the commencement thereof. As a condition to indemnification hereunder, the indemnitee shall provide the indemnitor with complete details, documents and pleadings concerning any Claim. The indemnitor will be entitled to participate with the indemnitee in the defense or settlement of any Claim at the indemnitor's expense. The indemnitor may defend any Claim with counsel of its choice, if the indemnitee shall consent to such counsel (which consent shall not be unreasonably withheld). After notice from the indemnitor to the indemnitee of the indemnitor's recommendation to settle the Claim, if the claimant agrees to such settlement but the indemnitee refuses to agree to such settlement, then the indemnitee shall be responsible for all Loss thereafter in excess of the amount of such settlement, plus any expenses incurred up and until the time of such refusal.

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Article 8.             Confidentiality

The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required or requested to be disclosed by any bank or other regulatory examiner, or auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

The Sub-Administrator shall maintain internal safekeeping procedures to safeguard and protect the confidentiality of the data transmitted to it by the Company or its transfer agent or affiliates.  In accordance with Section 248.11 of Regulation S-P (17 CFR 248.1 – 248.30) (“Reg S-P”), the Sub-Administrator will not directly, or indirectly through an affiliate, disclose any non-public personal information, as defined by Reg S-P, received from the Company to any person that is not affiliated with the Company or with the Sub-Administrator and provided that any such information disclosed to an affiliate of the Sub-Administrator shall be under the same limitations on non-disclosure.

Article 9.          Assignment

Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties, which consent will not be unreasonably withheld, but this Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and permitted assigns.

Article 10.         Term and Termination of Agreement

Section 10.1      This Agreement shall become effective on the date first set forth above and shall continue in effect until terminated as set forth below.

Section 10.2      This Agreement may be terminated by any party hereto at any time upon at least ninety (90) days' written notice. Section 1.5 and Articles 7 and 8 shall continue in full force and effect after termination of this Agreement for a period of three years from the date of termination.

Article 11.         Complete Agreement

This Agreement and the Schedules attached hereto set forth the full and complete understanding of the parties and supersedes all prior representations, warranties, promises, statements, agreements, arrangements and understandings between the parties with respect to the subject matter hereof, written, oral, express or implied among the parties.

Article 12.         Amendment, Modifications, etc.

No provision of this Agreement may be amended, modified or waived except in a writing signed by the parties hereto. No waiver of any provision hereto shall be deemed a continuing waiver unless it is so designated. No failure or delay on the part of any party in exercising any power or right precludes any other or further exercise thereof or the exercise of any other power or right.

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Article 13.         Notices

Except as otherwise provided in this Agreement, all requests, demands or other communications between the parties or notices in connection herewith shall be in writing, hand delivered or sent by facsimile or other means of electronic communication agreed upon by the parties hereto to the other party at the following address:

(a)        If to the Sub-Administrator:

ING Financial Advisers, LLC/ING Life Insurance and Annuity Company
One Orange Way, B3N
Windsor, CT 06095
Attention: Michael Eldredge
Telephone:  (860) 580-2591
Facsimile:  (860) 580-4892

(b)        If to the Company or the Fund:

DFA Investment Dimensions Group Inc.
Dimensional Investment Group Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Attention: Legal Department
Telephone: (310) 395-8005
Facsimile: (310) 451-4983

Such addresses may be changed from time to time by any party by providing written notice in the manner set forth above.  All notices shall be effective upon delivery.

Article 14.         Governing Law; Consent to Jurisdiction

Section 14.1      This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without giving effect to conflicts of law principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

Section 14.2      Any suit, action or proceeding arising out of this Agreement may be instituted in any Federal Court sitting in the City of Los Angeles, State of California, United States of America, and the parties irrevocably submit to the nonexclusive jurisdiction of any such court in any such suit, action or proceeding and waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any such suit, action, or proceeding, brought in such a court and any claim that such suit, action, or proceeding was brought in an inconvenient forum.

Article 15.         Legal Relationship of Parties

The parties hereto agree that they are independent contractors and not partners or co‑venturers or employees of each other, except that the Sub-Administrator shall be the agent of the Fund to the extent described herein.

Article 16.         Captions

The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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Article 17.         Severability; Conflicts

If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. If there is any conflict between the provisions in this Agreement and those of the current prospectus and statement of additional information of any Fund, the prospectus and statement of additional information shall govern.

Article 18.         Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same Agreement.

Article 19.         Non‑Exclusivity

The parties acknowledge that any other party may enter into similar agreements with other parties relating to providing similar services to the Funds or other open‑ended investment companies.

Article 20.         Proprietary Rights

Neither the Sub-Administrator nor its agents or designees shall, without the prior written consent of the Company, use the name or trademark of the Company, Dimensional, DFAS or the Funds.  The forwarding of any prospectus, proxy statement, shareholder report or any other document originating from the Company, Dimensional, DFAS or the Funds shall not be deemed to be a violation of this provision.  Upon termination of this Agreement for any reason, the Sub-Administrator and its agents and designees shall immediately cease all use of any name or trademark of the Company, Dimensional, DFAS or the Funds.

Article 21.         Advertising and Related Materials

All written materials with respect to the Funds prepared by the Sub-Administrator or the nominee or its agents that may be provided to Plans (except any material that simply lists the Funds’ names) shall be submitted to the Company or Dimensional for review and approval before such material is provided to any Plan, Plan representative, or Plan participant.  The Company or Dimensional shall endeavor to advise the submitting party in writing within five (5) Business Days of receipt of such materials, and shall in any event advise the submitting party in writing within ten (10) Business Days of receipt of such materials, of its approval or disapproval of such materials. No materials with respect to the Funds shall be provided to any Plan, Plan representative or Plan participant if Dimensional or the Company has advised the submitting party of its disapproval of such materials.  No oral or written materials with respect to the Funds shall be provided to the general public or to any other persons than a Plan, Plan representative or Plan participant unless such communication is approved in advance in writing by either Dimensional or the Company.

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IN WITNESS WHEREOF the parties have hereto affixed their hands on the day and year first above written.

Sub-Administrator                                             ING LIFE INSURANCE AND ANNUITY COMPANY

By:        /s/ Michael C. Eldredge

Name:  Michael Eldredge

Title:      Vice President

                                                                        ING FINANCIAL ADVISERS, LLC

By:        /s/ Michael J. Pise

Name:  Michael J. Pise

Title:      V.P. Advisory Services

The Company on behalf of the Funds:                DFA INVESTMENT DIMENSIONS GROUP INC.

on behalf of its portfolios listed on Schedule B as amended from time to time by the Company in its sole discretion

By:        /s/ Valerie A. Brown

Name:  Valerie A. Brown

Title:      Vice President

DIMENSIONAL INVESTMENT GROUP INC.

on behalf of its portfolios listed on Schedule B as amended from time to time by the Company in its sole discretion

By:        /s/ Jeff J. Jeon

Name:  Jeff J. Jeon

Title:      Vice President

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SCHEDULE A

DUTIES OF THE SUB-ADMINISTRATOR

In accordance with procedures established from time to time by agreement between the Company, on behalf of the Funds, and the Sub-Administrator, the Sub-Administrator shall provide the following services:

1.         Account Information

The Sub-Administrator shall maintain a record of the number of Shares held by the Fund Accounts on behalf of each Accountholder and each Account.  The Sub-Administrator shall also maintain records of residence or company address and taxpayer identification number of each Accountholder, and shall provide such information to the Funds as requested or required for regulatory or other purposes.

2.         Account Services

The Sub-Administrator shall investigate all inquiries from Accountholders and/or Servicing Agents relating to the interests of the Accountholders in the Fund Accounts and shall respond to all communications from Accountholders and/or Servicing Agents and other persons having an interest in the Fund Accounts relating to the Sub-Administrator's duties hereunder and such other correspondence as may, from time to time, be mutually agreed upon between the Sub-Administrator and the Company.

The Sub-Administrator agrees to restrict the sale of Shares of the Funds to clients of Advisors or Plans that have been granted access to the Funds by the Company or Dimensional.  The Sub-Administrator shall provide information regarding the Accountholders and/or their Servicing Agents as may be requested by the Company from time to time.  The Sub-Administrator shall also provide the Funds, within ten (10) business days of the end of each month, with a report, substantially in the form attached hereto as Exhibit 2 (or as otherwise agreed upon by the Funds), as of the end of the prior month.  Occasional failure by the Sub-Administrator to provide the report within the time period shall not constitute a breach of this Agreement, so long as the Sub-Administrator provides the report as soon thereafter as possible or immediately upon request by the Company.

3.         Mailing Communications; Proxy Materials

The Sub-Administrator shall forward to the appropriate Accountholder, Plan or its Servicing Agent all reports to shareholders, dividend and distribution notices, prospectuses and other legally required disclosure documents. In connection with meetings of shareholders, the Sub-Administrator shall prepare the shareholder list and will forward to the appropriate proxy vendor as designated by the Fund.

4.         Sales of Shares

(a)        Acceptance of Orders. The Sub-Administrator shall, as agent for the Fund, receive for acceptance orders from each Accountholder or its Servicing Agent for the purchase of Shares each business day on which the New York Stock Exchange is open for regular business (“Business Day”), stamp each order with, or maintain a record of, the date and time received, and shall process each order in accordance with the purchase procedures set forth in each Fund’s then current prospectus and statement of additional information. Only with respect to transmission of orders to the Funds by Sub-Administrator (see Section 6(b)) and settlement of orders by Sub-Administrator or the Funds (see Section 6(c)), a “Business Day” shall also include any day on which the NSCC’s DCC&S System is open to transmit and settle such orders, even if on such day the New York Stock Exchange is closed for regular business.

(b)        Recordation of the Issuance of Shares. The Sub-Administrator shall record the issuance of Shares to the Accountholders in the Fund Accounts and maintain a record of the total number of Shares which are so issued, based upon data provided to the Sub-Administrator by the Fund's transfer agent. The Sub-Administrator shall also provide each Fund or its designee with the total number of Shares that are issued and outstanding to each Accountholder in a Fund Account as required or requested pursuant to Section 8.

5.         Transfer and Redemption

(a)        Requirements for Transfer or Redemption of Shares. The Sub-Administrator shall, as agent for the Company, process all instructions from each Accountholder or its Servicing Agent to transfer or redeem Shares in accordance with the transfer or repurchase procedures set forth in each Fund's then current prospectus and statement of additional information. The Sub-Administrator shall transfer or redeem Shares upon receipt of oral or written instructions or otherwise pursuant to the Fund's then current prospectus and statement of additional information. Any cash redemption limitations applicable shall apply at the Fund Account level and not at the Accountholder or Servicing Agent level.

(b)        Notice to Transfer Agent and the Fund. When Shares are redeemed, the Sub-Administrator shall, upon receipt of the instructions and documents in proper form, deliver to the Company and its transfer agent through NSCC a notification setting forth the number of Shares to be redeemed. Such Shares shall be reflected on appropriate accounts maintained by the Sub-Administrator reflecting interests in outstanding Shares attributed to the individual accounts of Accountholder.

(c)        Payment of Redemption Proceeds. The Sub-Administrator shall, upon receipt of the monies paid to it by the Company for the redemption of Shares, pay or credit such monies to the appropriate Accountholders. The Sub-Administrator shall not process or effect any redemption with respect to Shares of a certain Fund after receipt by the Sub-Administrator of notification of the suspension of the determination of the net asset value of such Fund.

6.         Procedures

(a)        Transmission of Instructions.  The procedures to be followed for purchases, redemptions, and exchanges pursuant to Sections 4 and 5 of this Schedule A shall be as set forth in this Section 6. The purchase price for Shares shall be either the applicable net asset value of such Shares or the applicable net asset value of such Shares plus any applicable fees, as described in the then current prospectus for the Fund. For each Fund and for each Fund Account maintained by the Sub-Administrator with such Fund, the Sub-Administrator shall transmit to NSCC (which shall forward the information to the transfer agent for each Fund), no more than two aggregate purchase orders as follows:

(i) a purchase order for Plans expressed in dollars (sent via NSCC’s DCC&S System); and

(ii) a purchase order for Plans expressed in shares (sent via NSCC’s DCC&S System);

and no more than two aggregate redemption orders as follows:

(1) a redemption order for Plans expressed in dollars (sent via NSCC’s DCC&S System); and

(2) a redemption order for Plans expressed in shares (sent via NSCC’s DCC&S System);

each of which reflects the aggregated effect of all purchases and all redemptions of Shares in such categories based upon instructions from the Accountholders (collectively, “Instructions”) received prior to the Close of Trading on a given Business Day (“Trade Date”).  “Close of Trading” shall mean 4:00 p.m. Eastern Time on a Business Day or at such other time as the net asset value of a Fund is calculated, as disclosed in the relevant then current prospectus(es). The Company, in its sole discretion, may accept additional trades.

On any given Business Day, the Sub-Administrator shall accept Instructions in proper form from Accountholders (or if applicable, their Servicing Agents) up to the Close of Trading, but in no event shall the Sub-Administrator accept Instructions that have  been received by the Sub-Administrator after the Close of Trading on such Business Day.  Instructions received in proper form by the Sub-Administrator after the Close of Trading on any Business Day shall be treated as if received on the next following Business Day.

(b)        Transmission Deadlines for Plans.  The transmission of orders for Plans will be accepted by the Fund only if provided through NSCC’s DCC&S System in the file delivered to the Fund or its transfer agent prior to 6:30 a.m. Eastern Time (currently NSCC Cycle 8) on the next Business Day following the Trade Date. Any information delivered to the Fund after such 6:30 a.m. Eastern Time file is received will be rejected by the Fund or its agent, subject to the Fund’s sole discretion to accept any trade.

In the event that NSCC systems are not functioning on a given Business Day, the Sub-Administrator may transmit Instructions to the Company, its transfer agent or as otherwise directed by the Company via facsimile by 7:30 a.m. Eastern Time on the next Business Day following the Trade Date.  However, this paragraph will not be applicable to Instructions which have already been entered into via NSCC but not received by the Company or its transfer agent.  The Sub-Administrator must notify the Fund of the existence of any such Instructions and the Fund and its transfer agent will use commercially reasonable efforts to process those Instructions in a mutually satisfactory manner.

In the event that the Sub-Administrator is unable to transmit Instructions by the NSCC deadlines set forth above, then the Sub-Administrator shall send such Instructions by facsimile no later than 7:30 a.m. Eastern Time on the next Business Day following the Trade Date, and the Fund and its transfer agent shall use commercially reasonable efforts to process those Instructions in a mutually satisfactory manner; provided, however, that manual trading has been mutually agreed upon by the parties to be used infrequently.  If the Company and/or Dimensional in their sole discretion determine that the Sub-Administrator is excessive in its use of the manual trading alternative, the Company or Dimensional will notify the Sub-Administrator in writing of such excessive use of the manual trading alternative.  The notice (the “Notice”) will state the effective date (the “Manual Trading Effective Date”) upon which the Sub-Administrator must cease all trading through the NSCC system, and the Sub-Administrator must transmit all Instructions to the Company, its transfer agent or as otherwise directed by the Company or Dimensional via facsimile by 7:30 a.m. Eastern Time on the next Business Day following the Trade Date.  The Manual Trading Effective Date shall be at least seven (7) Business Days from the Notice date.  On the Manual Trading Effective Date, Sections 6(a) through 6(c) of this Agreement shall be replaced in their entirety with Exhibit 1.

(c)        Settlement.  Aggregated purchase and net redemption transactions shall be settled in accordance with NSCC rules and procedures.

In the event that NSCC systems are not functioning on a given Business Day (i) for net purchase Instructions, the Sub-Administrator shall wire payment, or arrange for payment to be wired by the Sub-Administrator’s designated bank, in immediately available funds, to the Fund’s custodial account; and (ii) for net redemption Instructions, the Company or its transfer agent shall wire payment, or arrange for payment to be wired, in immediately available funds, to an account designated by the Sub-Administrator in writing.  Wires from the Sub-Administrator must be received no later than the close of the Federal Reserve Wire Transfer System on the next day following the Trade Date on which the Federal Reserve Wire Transfer System is open.

In the event that the total redemption order for any one Business Day shall exceed dollar limits set for each Fund by the Company, such Fund shall have the option of (i) settling the redemption on the second Business Day following trade date through the NSCC’s money settlement process, (ii) settling the redemption outside of Fund/SERV, if necessary as determined in the discretion of the Fund, at any time within seven (7) days after receipt of the redemption order in accordance with provisions of 1940 Act, or (iii) in any other manner provided for in the Fund’s then current prospectus and statement of additional information.

Nothing herein shall prevent a Fund from delaying or suspending the right of purchase or redemption in accordance with the provisions of the 1940 Act and the rules thereunder.

(d)        Errors.  The Sub-Administrator shall be solely responsible for the accuracy of any Instruction transmitted to the Company or its transfer agent via NSCC systems or otherwise and the transmission of such Instruction shall constitute the Sub-Administrator’s representation to the Company that the Instruction is accurate, complete and duly authorized by the Accountholder whose Shares are the subject of the Instruction.  The Sub-Administrator shall assume responsibility for any loss to the Fund or its agent caused by a cancellation or correction made subsequent to the date as of which an Instruction has been placed, and the Sub-Administrator will immediately pay such loss to the Company or such Fund upon notification.

Each party shall notify the other of any errors or omissions in any information and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible.  The Sub-Administrator agrees to maintain reasonable Errors and Omissions insurance coverage commensurate with the Sub-Administrator’s responsibilities under this Agreement.

In the event of an error in the computation or reporting of a Fund’s net asset value per share, the Fund will follow the then current policy adopted for the sale and distribution of Fund shares regarding appropriate error correction standards to address losses, other than de minimis losses, incurred by an Accountholder’s, Plan’s or a Plan participant’s account.  Sub-Administrator agrees to make commercially reasonable efforts to recover from the Servicing Agent, Accountholder, Plan or Plan participant any gain attributable to the incorrect calculation or reporting of the daily net asset value, and shall immediately return to the Fund any amounts recovered.

7.         Pricing Information and Dividends

The Sub-Administrator will receive pricing and dividend rate and capital gain distribution rate information and payments through the NSCC System.  With respect to the payment of distributions, upon request from Company, with respect to each Fund, the Sub-Administrator will promptly provide Company with an estimate of the cash pay out amount which will be required for Accountholders who have elected to receive their distributions in cash and an estimate of the reinvestment amount which will be required for Accountholders who have elected reinvestment of distributions.

8.         Blue Sky Reports

The Fund is obligated to provide information to the relevant state securities administrators regarding Fund sales in all applicable states.  In order to accurately register the Shares for sale in all necessary jurisdictions, the Sub-Administrator represents, warrants and covenants that the relevant Plans investing directly or indirectly in the Funds are, to the best of its knowledge and based on representations from a Plan representative, qualified retirement plans organized under Sections 401(a), 403(b), 408 or 457 of the Tax Code or employer sponsored non-qualified defined compensation plans, and (please check one that applies):

1.

The Sub-Administrator will provide a monthly report, transmitted electronically, or by facsimile, to Company, setting forth (1) the name of each Plan and designating the jurisdiction(s) in which the trustees of each Plan are located and (2) the number of shares of each Fund sold in each jurisdiction by each plan so that the Company and the Fund can report all sales of Shares sold to such plan in such state.  The report must be received by the Fund no later than ten (10) calendar days after the end of the month for which such report is due and shall be substantially in a format agreed upon by the Fund; or

 2.  As an alternative to such report, a qualifying Sub-Administrator may be eligible to report all sales of Fund shares as sold in the state in which the Sub-Administrator is resident.  The Sub-Administrator must exercise sufficient fiduciary control over the account such that the Sub-Administrator (and not the underlying investor) is deemed to be the Fund’s investor for purposes of the relevant state securities laws.  By checking the box, the Sub-Administrator hereby represents, warrants and covenants that the above statement is true, and names the state in which the Sub-Administrator is deemed resident: ______________________.

X

3.   As an alternative to providing a report, (i) ING Life represents, warrants and covenants that title to Fund shares held in its Fund Account will be held in the State of Connecticut and (ii) ING Financial represents, warrants and covenants that title to Fund shares held in its Fund Account will be held in Connecticut or Minnesota or such other jurisdiction of which it notifies DFAS in writing at least 10 Business Days prior to the first purchase of a Fund share to be held in that jurisdiction.

If at any time during the term of the Agreement these representations are no longer accurate, the Sub-Administrator shall promptly notify the Company in writing.

Dated as of July 9, 2008:

Sub-Administrator                                             ING LIFE INSURANCE AND ANNUITY COMPANY

By:        /s/ Michael C. Eldredge

Name:  Michael C. Eldredge

Title:      Vice President

                                                                        ING FINANCIAL ADVISERS, LLC

By:        /s/ Michael J. Pise

Name:  Michael J. Pise

Title:      V.P. Advisory Services

The Company on behalf of the Funds:                DFA INVESTMENT DIMENSIONS GROUP INC.

on behalf of its portfolios listed on Schedule B as amended from time to time by the Company in its sole discretion

By:        /s/ Valerie A. Brown

Name:  Valerie A. Brown

Title:      Vice President

DIMENSIONAL INVESTMENT GROUP INC.

on behalf of its portfolios listed on Schedule B as amended from time to time by the Company in its sole discretion

By:        /s/ Jeff J. Jeon

Name:  Jeff J. Jeon

Title:      Vice President

SCHEDULE B: Portfolios

All capitalized terms not otherwise defined herein have the meaning set forth in the Administrative Service Agreement.  For any Fund that has multiple classes of shares, the available class shall be Institutional Class unless otherwise stated.

Available Funds for Plans:

Pursuant to the terms of the Administrative Service Agreement, as amended from time to time, the Sub-Administrator may effect transactions in the following Funds for any Plan with total assets of $    million or more without obtaining prior approval from the Company or Dimensional.  Plans with total assets of under $    million must have an approved financial advisor involved or prior approval from the Company or Dimensional:

            A.         DFA Investment Dimensions Group Inc.

Fund Name	Symbol	Cusip #

U.S. Core Equity 1 Portfolio	DFEOX	233-203-413
U.S. Core Equity 2 Portfolio	DFQTX	233-203-397
U.S. Large Company Portfolio	DFLCX	233-203-801
Enhanced U.S. Large Company Portfolio	DFELX	233-203-637
U.S. Large Cap Value Portfolio	DFLVX	233-203-827
U.S. Vector Equity Portfolio	DFVEX	233-203-389
U.S. Targeted Value Portfolio	DFFVX	233-203-595
U.S. Social Core Equity 2 Portfolio	DFUEX	233-203-298
U.S. Sustainability Core 1 Portfolio	DFSIX	233-203-215

International Core Equity Portfolio	DFIEX	233-203-371
Large Cap International Portfolio	DFALX	233-203-868
Emerging Markets Core Equity Portfolio	DFCEX	233-203-421
Emerging Markets Social Core Portfolio	DFESX	233-203-363
Emerging Markets Portfolio	DFEMX	233-203-785
International Sustainability Core 1 Portfolio	QCIPQ	233-203-199

DFA Real Estate Securities Portfolio	DFREX	233-203-835
DFA International Real Estate Securities Portfolio	DFITX	233-203-348
DFA Global Real Estate Securities Portfolio		233-20G-554

DFA One-Year Fixed Income Portfolio	DFIHX	233-203-603
DFA Five-Year Government Portfolio	DFFGX	233-203-405
DFA Intermediate Government Fixed Income Portfolio	DFIGX	233-203-876
DFA Inflation-Protected Securities Portfolio	DIPSX	233-203-355
DFA Two-Year Global Fixed Income Portfolio	DFGFX	233-203-645
DFA Five-Year Global Fixed Income Portfolio	DFGBX	233-203-884
DFA Selectively Hedged Global Fixed Income Portfolio	DFSHX	233-203-223

B-1

            B.         Dimensional Investment Group Inc.

Fund Name	Symbol	Cusip #

Global Equity Portfolio	DGEIX	254-34D-674
Global 60/40 Portfolio	DGSIX	254-34D-658
Global 25/75 Portfolio	DGTSX	254-34D-633

DFA International Value Portfolio	DFIVX	254-34D-203

Pursuant to the terms of the Administrative Service Agreement, as amended from time to time, the Sub-Administrator must obtain or have previously obtained prior written approval from Dimensional's Director of Institutional Services, the Director of Financial Advisor Services or their respective authorized designees prior to allowing any Plan to purchase shares in the following Funds:

DFA Investment Dimensions Group Inc.:

Fund Name	Symbol	Cusip #

U.S. Small Cap Portfolio	DFSTX	233-203-843

International Small Company Portfolio	DFISX	233-203-629
DFA International Small Cap Value Portfolio	DISVX	233-203-736

Emerging Markets Value Portfolio	DFEVX	233-203-587
Emerging Markets Small Cap Portfolio	DEMSX	233-203-611

The following Funds are also available for Plans (1) to the extent such Plans held shares of such Funds prior to January 1, 2008 or (2) have obtained prior written approval from Dimensional's Director of Institutional Services, the Director of Financial Advisor Services or their respective authorized designees prior to allowing any Plan to purchase shares in such Funds after January 1, 2008:

U.S. Micro Cap Portfolio	DFSCX	233-203-504
U.S. Small Cap Value Portfolio	DFSVX	233-203-819

B-2

SCHEDULE C:  Rule 22c-2 Agreement

Schedule D

ING Life Separate Accounts

D-1

Exhibit 1:  Manual Trading Procedures

1.         Sales of Shares/Procedures

1.1  Fund shares (“Shares”) shall be sold by the respective Funds listed on Schedule B to the Agreement, as amended from time to time by the Parties, and purchased by  the Sub-Administrator for the participants of each Plan at the net asset value next computed after receipt by Fund or its designee of each order of the Plans, in accordance with the provisions of this Agreement, the then current prospectus(es) of the Company that describe the Funds, and the Statement of Additional Information of the Company; provided, however, if any conflicts exist among any such documents, then the terms of the Company’s then current prospectus(es) and the Statement of Additional Information shall control.

1.1(a)  Transmission of Instructions.  For purposes of this Section 1.1, the Sub-Administrator shall be the designee of the Company for receipt of purchase orders and redemption requests based on instructions from each Plan (collectively, “Instructions”) and receipt by such designee shall constitute receipt by the Company; provided that the Sub-Administrator receives the Instructions in proper form from a Plan no later than the close of regular trading on the New York Stock Exchange (“NYSE”) (ordinarily by 4:00 p.m. ET).  For each Fund and for each Account maintained by the Company with such Fund, prior to 7:30 a.m. Eastern Time on each Business Day, the Sub-Administrator shall transmit to the Company, its transfer agent or as otherwise directed by the Company or Dimensional a single aggregate purchase or redemption order that reflects the “net” effect of all purchase or redemptions of Shares based upon Instructions received prior to close of regular trading on the NYSE on the preceding Business Day.

Instructions received in proper form by the Sub-Administrator after to close of regular trading on the NYSE on any Business Day shall be treated as if accepted on the next following Business Day.  Each transmission of an order by the Sub-Administrator will constitute a representation that all purchase and redemption orders from the Plans were received by the Sub-Administrator prior to 4:00 p.m. Eastern Time or the close of the NYSE, whichever is earlier, on the Business Day on which the purchase or redemption orders are transmitted, in accordance with Rule 22c-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

The Sub-Administrator may purchase Fund shares for its own account, subject to:  (a) receipt of prior written approval by Dimensional; and (b) such purchases being in accordance with the then current prospectus(es) of the Company that describe the Funds.  Payment for purchases shall be made in U.S. dollars and in immediately available funds on the same Business Day that the Sub-Administrator communicates the orders to Company in accordance with the procedures set forth in this Section 1.1.

1.1(b)  Settlement.  Wire orders for payment for shares purchased will be sent to the Company prior to the close of the Federal Reserve Wire System (ordinarily 6:00 p.m. Eastern Time) on the same Business Day that the Sub-Administrator communicates the orders to the Company in accordance with this Section 1.1.  If such Business Day is a day on which the Federal Reserve Wire System is closed, the Sub-Administrator shall forward any payment for an order by wire on the first Business Day thereafter on which the Federal Reserve Wire System is open.  In addition, the Sub-Administrator shall, pursuant to such net purchase Instructions, coordinate with the Company or its designees to issue the appropriate number of shares of the applicable Funds and record such shares to the appropriate Account.  The Sub-Administrator shall maintain a record of the total number of shares which are so purchased based on information provided by the Company or its designee to the Sub-Administrator, and shall reconcile with the Company on a periodic basis the number of shares of each Fund attributable to each Account.

For net redemption Instructions, the Company or its transfer agent shall wire payment, or arrange for payment to be wired, in immediately available funds, to an account designated by the Sub-Administrator in writing.  Wires from the Sub-Administrator must be received no later than the close of the Federal Reserve Wire Transfer System on the next day on which the Federal Reserve Wire Transfer System is open.

In the event that the total redemption order for any one Business Day shall exceed dollar limits set for a Fund by the Company, such Fund shall have the option of  (i) meeting the redemption if necessary in the discretion of Dimensional, at any time within seven (7) days after receipt of the redemption order in accordance with provisions of the 1940 Act or (ii) making redemptions in any other manner provided for in the Company’s prospectus and Statement of Additional Information applicable to the Fund.

Nothing herein shall prevent the Company, on behalf of a Fund, from delaying or suspending the right of purchase or redemption in accordance with the provisions of the 1940 Act and the rules thereunder.  The Company will not bear any responsibility whatsoever for the proper disbursement or crediting of redemption proceeds; the Sub-Administrator alone will be responsible for such action.

Exhibit 2:  Form of Report